Exhibit 99.1

Contact: Mary Broaddus Tel 734.591.7375 broaddusm@valassis.com 19975 Victor Parkway, Livonia, MI 48152

FOR IMMEDIATE RELEASE

Valassis Announces Results for the Fourth Quarter and Full Year Ended Dec. 31, 2011

Fourth Quarter Diluted Earnings per Share Increases by 61.7% from the Prior Year Quarter

Livonia, Mich., Feb. 16, 2012: Valassis (NYSE: VCI) today announced financial results for the fourth quarter and full year ended Dec. 31, 2011. Fourth-quarter 2011 revenues were $595.3 million, a decrease of 5.7% from $631.2 million in the prior year quarter. Full-year 2011 revenues were $2,236.0 million, a decrease of 4.2% from $2,333.5 million in full-year 2010. These decreases in revenues were due primarily to the previously announced shortfall in Run-of-Press (ROP) revenues within the Neighborhood Targeted segment and reduced spending by consumer packaged goods (CPG) clients across our various business segments.

Fourth-quarter 2011 net earnings were $34.3 million, an increase of 38.2% from $24.8 million in the prior year quarter. Fourth-quarter 2011 diluted earnings per share (EPS) was $0.76, an increase of 61.7% from $0.47 in the prior year quarter. Fourth-quarter 2011 net earnings and diluted EPS were negatively impacted by charges in an aggregate amount of $14.0 million ($8.5 million, net of tax) and $0.19, respectively, primarily related to the restructuring of certain non-core businesses and the associated costs including write-offs of impaired assets, as well as the early termination of leases and severance costs.

Full-year 2011 net earnings were $113.4 million and full-year 2010 net earnings were $385.4 million. Full-year 2011 adjusted net earnings* were $133.5 million, which excludes debt refinancing costs, net of tax, of $11.6 million and the charges described above, net of tax, of $8.5 million. Full-year 2010 adjusted net earnings* were $98.7 million, which excludes debt refinancing costs of $14.7 million, net of tax, and litigation settlement proceeds, net of tax and related payments, of $301.4 million. Full-year 2011 adjusted net earnings* increased 35.3% from full-year 2010. Full-year 2011 diluted EPS was $2.33 and full-year 2010 diluted EPS was $7.42. Full-year 2011 adjusted diluted EPS*, which excludes a $0.41 effect from debt refinancing costs and the charges described above, was $2.74. Full-year 2010 adjusted diluted EPS*, which excludes a net effect of $5.52 from debt refinancing costs and litigation settlement proceeds, net of tax and related payments, was $1.90. Full-year 2011 adjusted diluted EPS increased 44.2% from full-year 2010.

Fourth-quarter 2011 adjusted EBITDA* was $91.3 million, an increase of 12.0% from $81.5 million in the prior year quarter. Full-year 2011 adjusted EBITDA* was $316.6 million, a decrease of 0.6% from $318.6 million in full-year 2010. Fourth-quarter 2011 diluted cash EPS* was $1.35, an increase of 77.6% from $0.76 in the prior year quarter. Full-year 2011 diluted cash EPS* was $3.80, an increase of 19.1% from $3.19 in full-year 2010.

“Our fourth quarter adjusted EBITDA* of $91.3 million is a single-quarter record for our company, which was driven by exceptional performance of our Shared Mail and NCH businesses. In 2012, we expect these two businesses to continue to generate positive results allowing us to invest in our new initiatives,” said Rob Mason, Valassis President and Chief Executive Officer.

Some additional highlights include:

•

Selling, General and Administrative (SG&A) Costs: Fourth-quarter 2011 SG&A costs were $89.3 million (which included $6.3 million in non-cash stock-based compensation expense), a decrease of 6.8% compared to the prior year quarter SG&A costs of $95.8 million (which included $9.8 million in non-cash stock-based compensation expense). Full-year 2011 SG&A costs were $329.1 million (which included $12.9 million in non-cash stock-based compensation expense), a decrease of 11.4% compared to the full-year 2010 SG&A costs of $371.3 million (which included $32.1 million in non-cash stock-based compensation expense).

•	Capital Expenditures: Capital expenditures for the fourth-quarter and full-year 2011 were $3.6 million and $21.7 million, respectively.

•	Stock Repurchases: During 2011, we repurchased $215.1 million, or 8.9 million shares, of our common stock at an average price of $24.25 per share under our stock repurchase program.

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VCI 4Q11 Earnings Page 2

•	Liquidity:

•	We reduced total debt by $103.7 million during 2011, and we ended 2011 with net debt (total debt less cash) of $500.6 million.

•	At Dec. 31, 2011, we had $102.0 million in cash.

Outlook

Based on our plan, current outlook and the assumptions specified in our Dec. 13, 2011 earnings guidance press release, we reiterate full-year 2012 guidance as follows:

•	Diluted earnings per share (EPS) of $3.07;

•	Diluted cash EPS* of $3.97;

•	Capital expenditures of approximately $32 million.

Business Segment Discussion

•

Shared Mail: Revenues for the fourth quarter of 2011 were $360.4 million, an increase of 5.4% compared to the prior year quarter. Segment profit for the quarter was $55.9 million, an increase of 23.4% compared to the prior year quarter. This improvement in segment results was driven primarily by an increase in pieces per package as well as incremental print revenue. Full-year 2011 revenues were $1,350.8 million, an increase of 3.3% compared to full-year 2010. Full-year 2011 segment profit was $191.9 million, an increase of 22.4% compared to full-year 2010. Full-year 2011 segment results were driven primarily by an increase in pieces per package and a decrease in SG&A costs.

•

Neighborhood Targeted: Revenues for the fourth quarter of 2011 were $118.9 million, a decrease of 20.7% compared to the prior year quarter. Full-year 2011 revenues were $374.7 million, a decrease of 21.9% compared to full-year 2010. Segment profit for the quarter was $4.6 million, an increase of 360% compared to the prior year quarter, which included a $4.5 million charge to bad debt. Full-year 2011 segment profit was $7.7 million, a decrease of 62.6% compared to full-year 2010. Segment results for the full year were negatively impacted by the continued margin pressure in this segment and the previously announced revenue shortfall in ROP.

•

Free-standing Inserts (FSI): Revenues for the fourth quarter of 2011 were $64.1 million, a decrease of 25.7% compared to the prior year quarter due primarily to the absence of custom co-op business and the decline in industry volume. Full-year 2011 revenues were $316.0 million, a decrease of 14.0% compared to the prior year. Segment profit for the quarter was a loss of $0.8 million compared to the prior year quarter profit of $0.3 million. Segment profit for the full-year 2011 was $14.1 million, a decrease of 43.4% compared to the prior year. Segment results for the quarter and full year were negatively impacted by the aforementioned absence of custom co-op business and industry volume declines.

•

International, Digital Media & Services (IDMS): Revenues for the fourth quarter of 2011 were $51.9 million, a decrease of 2.3% compared to the prior year quarter. Full-year 2011 revenues were $194.5 million, an increase of 8.8% compared to the prior year. NCH Marketing Services, Inc., our coupon clearing and analytics business, and our Digital business were the key drivers of growth in this segment. Segment profit for the quarter was $9.3 million a decrease of 3.1% compared to the prior year quarter. Full-year 2011 segment profit was $24.3 million, an increase of 7.0% compared to the prior year. The improvement in full-year 2011 segment profit results was primarily driven by the positive effect of coupon redemptions on our coupon clearing and analytics business and was partially offset by pressure on the In-Store business resulting from the reduction in consumer packaged goods spend and our continued investment in new businesses.

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VCI 4Q11 Earnings Page 3

Segment Results Summary

	Quarter Ended Dec. 31,
Segment Revenues ($ in millions)	2011	2010	% Change
Shared Mail	$360.4	$341.9	5.4%
Neighborhood Targeted	$118.9	$149.9	-20.7%
Free-standing Inserts	$64.1	$86.3	-25.7%
International, Digital Media & Services	$51.9	$53.1	-2.3%

Total Segment Revenues	$595.3	$631.2	-5.7%

	Quarter Ended Dec. 31,
Segment Profit ($ in millions)	2011	2010	% Change
Shared Mail	$55.9	$45.3	23.4%
Neighborhood Targeted	$4.6	$1.0	360.0%
Free-standing Inserts	($0.8)	$0.3	-366.7%
International, Digital Media & Services	$9.3	$9.6	-3.1%

Total Segment Profit	$69.0	$56.2	22.8%

	Year Ended Dec. 31,
Segment Revenues ($ in millions)	2011	2010	% Change
Shared Mail	$1,350.8	$1,307.2	3.3%
Neighborhood Targeted	$374.7	$479.9	-21.9%
Free-standing Inserts	$316.0	$367.6	-14.0%
International, Digital Media & Services	$194.5	$178.8	8.8%

Total Segment Revenues	$2,236.0	$2,333.5	-4.2%

	Year Ended Dec. 31,
Segment Profit ($ in millions)	2011	2010	% Change
Shared Mail	$191.9	$156.8	22.4%
Neighborhood Targeted	$7.7	$20.6	-62.6%
Free-standing Inserts	$14.1	$24.9	-43.4%
International, Digital Media & Services	$24.3	$22.7	7.0%

Total Segment Profit	$238.0	$225.0	5.8%

Conference Call Information

We will hold an investor call today to discuss our fourth-quarter and full-year 2011 results at 11 a.m. (ET). The call-in number is (800) 762-8779 (please reference conference #4491795). The call will be simulcast on our website at http://www.valassis.com. This earnings release, webcast and a transcript of the conference call will be archived on our website under “Investor.”

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VCI 4Q11 Earnings Page 4

Non-GAAP Financial Measures

*We define adjusted EBITDA as net earnings before interest expense, net, other non-cash expenses (income), net, income taxes, gain or loss on extinguishment of debt, litigation proceeds, net of related payments, impairment charges and other non-recurring costs, depreciation, amortization, and stock-based compensation expense. We define diluted cash EPS as net earnings per common share, diluted, plus the per-share effect of depreciation, amortization, stock-based compensation expense, impairment charges and other non-recurring costs, net of tax, litigation proceeds, net of tax and related payments, and loss on extinguishment of debt and related charges, net of tax, less the per-share effect of capital expenditures. We define adjusted net earnings and adjusted diluted EPS as net earnings and diluted EPS excluding the effect, net of tax, of loss on extinguishment of debt and related charges, litigation proceeds, net of related payments, and impairment charges and other non-recurring costs. Adjusted EBITDA, adjusted net earnings, adjusted diluted EPS and diluted cash EPS are non-GAAP financial measures commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies. Accordingly, management believes that these non-GAAP measures may be useful in assessing our operating performance and our ability to meet our debt service requirements. In addition, these non-GAAP measures are used by management to measure and analyze our operating performance and, along with other data, as our internal measure for setting annual operating budgets, assessing financial performance of business segments and as performance criteria for incentive compensation. Management also believes that diluted cash EPS is useful to investors because it provides a measure of our profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance, by replacing non-cash amortization and depreciation expenses, which are currently running significantly higher than our annual capital needs, with actual and forecasted capital expenditures. Additionally, because of management’s focus on generating shareholder value, of which profitability is a primary driver, management believes these non-GAAP measures, as defined above, provide an important measure of our results of operations.

However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as alternatives to, operating income, cash flow, EPS or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•	adjusted EBITDA and diluted cash EPS do not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;

•

adjusted EBITDA, adjusted net earnings, adjusted diluted EPS, and diluted cash EPS do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•

other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as comparative measures correspondingly decreases.

Because of these limitations, adjusted EBITDA, adjusted net earnings, adjusted diluted EPS, and diluted cash EPS should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only supplementally. Further important information regarding reconciliations of these non-GAAP financial measures to their respective most comparable GAAP measures can be found below.

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VCI 4Q11 Earnings Page 5

Reconciliation of Adjusted Net Earnings and Adjusted Diluted EPS to Net Earnings and Diluted EPS (in millions except for per share data):

	Quarter ended Dec. 31, 2011		Quarter ended Dec. 31, 2010
	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
As reported	$34.3	$0.76	$24.8	$0.47
Exclude, net of tax:
Impairment charges and other non-recurring costs	8.5	0.19	—	—

As adjusted	$42.8	$0.95	$24.8	$0.47

	Year ended Dec. 31, 2011		Year ended Dec. 31, 2010
	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
As reported	$113.4	$2.33	$385.4	$7.42
Exclude, net of tax:
Loss on extinguishment of debt and related charges	11.6	0.24	14.7	0.28
Impairment charges and other non-recurring costs	8.5	0.17	—	—
Litigation proceeds, net of related payments	—	—	(301.4)	(5.80)

As adjusted	$133.5	$2.74	$98.7	$1.90

Reconciliation of Diluted Cash EPS to Diluted EPS for the Quarter Ended:

	Dec. 31, 2011	Dec. 31, 2010
Net earnings (in millions)	$34.3	$24.8

Diluted EPS	$0.76	$0.47
Impairment charges and other non-recurring costs, net of tax	0.19	—

Adjusted Diluted EPS	$0.95	$0.47

plus effect of:
Depreciation	0.27	0.24
Amortization	0.07	0.06
Stock-based compensation expense	0.14	0.19

less effect of:
Capital expenditures	(0.08)	(0.20)

Diluted Cash EPS	$1.35	$0.76

Weighted Average Diluted Shares Outstanding (in thousands)	44,842	52,368

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VCI 4Q11 Earnings Page 6

Reconciliations of Diluted Cash EPS to Diluted EPS for the Full-Year Ended:

	Dec. 31, 2011	Dec. 31, 2010
Net earnings (in millions)	$113.4	$385.4
Diluted EPS	$2.33	$7.42
Loss on extinguishment of debt and related charges, net of tax	0.24	0.28
Impairment charges and other non-recurring costs, net of tax	0.17	—
Litigation proceeds, net of tax and related payments	—	(5.80)

Adjusted Diluted EPS	$2.74	$1.90

plus effect of:
Depreciation	0.99	0.94
Amortization	0.26	0.24
Stock-based compensation expense	0.26	0.62

less effect of:
Capital expenditures	(0.45)	(0.51)

Diluted Cash EPS	$3.80	$3.19

Weighted Average Diluted Shares Outstanding (in thousands)	48,777	51,957

Reconciliation of Full-year 2012 Diluted Cash EPS Guidance to Full-year 2012 Diluted EPS Guidance:

Full-Year 2012 Guidance
Net earnings (in millions)	$131.6

Diluted EPS	$3.07

plus effect of:
Depreciation	1.07
Amortization	0.29
Stock-based compensation expense	0.29

less effect of:
Capital expenditures	(0.75)

Diluted Cash EPS	$3.97

Weighted Average Diluted Shares Outstanding (in thousands)(1)	42,900

(1)	Represents estimated weighted average diluted shares outstanding for the year ended Dec. 31, 2012 and assumes the use of 50% of free cash flow for stock repurchases.

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VCI 4Q11 Earnings Page 7

Reconciliation of Adjusted EBITDA to Net Earnings and Cash Flows from Operating Activities

(dollars in thousands)

Unaudited

	Three Months Ended December 31,
	2011	2010
Net Earnings - GAAP	$34,273	$24,793

plus: Income taxes	15,923	19,947
Interest expense, net	5,990	12,677
Depreciation and amortization	15,221	15,527
less: Other non-cash income, net	(389)	(1,205)

EBITDA	$71,018	$71,739

Stock-based compensation expense	6,344	9,754
Impairment charges and other non-recurring costs	13,973	—

Adjusted EBITDA	$91,335	$81,493

Income taxes	(15,923)	(19,947)
Interest expense, net	(5,990)	(12,677)
Changes in operating assets and liabilities	7,621	(7,750)

Cash Flows from Operating Activities	$77,043	$41,119

	Year Ended December 31,
	2011	2010
Net Earnings - GAAP	$113,430	$385,405

plus: Income taxes	66,314	247,250
Interest expense, net	35,324	64,251
Loss on extinguishment of debt	16,318	23,873
Depreciation and amortization	60,708	61,446
less: Other non-cash income, net	(2,355)	(5,676)

EBITDA	$289,739	$776,549

Stock-based compensation expense	12,908	32,125
Impairment charges and other non-recurring costs	13,973	—
Litigation proceeds, net of related payments	—	(490,085)

Adjusted EBITDA	$316,620	$318,589

Income taxes	(66,314)	(247,250)
Interest expense, net	(35,324)	(64,251)
Litigation proceeds, net of related payments	—	490,085
Changes in operating assets and liabilities	(14,741)	(33,847)

Cash Flows from Operating Activities	$200,241	$463,326

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VCI 4Q11 Earnings Page 8

About Valassis

Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum™ media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its digital offering, including redplum.com and save.com, consumers can find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For more information, visit http://www.valassis.com, http://www.redplum.com and http://www.save.com.

Cautionary Statements Regarding Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preferences for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation and/or increased competition from new media formats including digital; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors, including, without limitation, high levels of coupon redemption rates; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; possible governmental regulation or litigation affecting aspects of our business; clients experiencing financial difficulties, or otherwise being unable to meet their obligations as they become due, could affect our results of operations and financial condition; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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VCI 4Q11 Earnings Page 9

VALASSIS COMMUNICATIONS, INC.

Consolidated Balance Sheets

(dollars in thousands)

Unaudited

	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$101,971	$245,935
Accounts receivable, net	448,320	459,952
Inventories	41,120	41,987
Prepaid expenses and other	37,655	38,657

Total current assets	629,066	786,531
Property, plant and equipment, net	148,905	175,567
Goodwill	636,471	636,471
Other intangible assets, net	213,613	233,817
Other assets	16,392	13,272

Total assets	$1,644,447	$1,845,658

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion long-term debt	$15,000	$7,058
Accounts payable	334,378	329,602
Progress billings	39,975	53,001
Accrued expenses	98,409	99,612

Total current liabilities	487,762	489,273
Long-term debt	587,560	699,169
Deferred income taxes	67,404	78,764
Other non-current liabilities	52,187	49,568

Total liabilities	1,194,913	1,316,774
Stockholders’ equity:
Common stock	654	653
Additional paid-in capital	123,881	124,988
Retained earnings	1,021,566	908,136
Accumulated other comprehensive income	2,775	3,299
Treasury stock, at cost	(699,342)	(508,192)

Total stockholders’ equity	449,534	528,884

Total liabilities and stockholders’ equity	$1,644,447	$1,845,658

More tables to follow . . .

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VCI 4Q11 Earnings Page 10

VALASSIS COMMUNICATIONS, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

Unaudited

	Quarter Ended December 31,		% Change
	2011	2010
Revenues	$595,337	$631,154	-5.7%

Costs and expenses:
Cost of sales	447,926	475,942	-5.9%
Selling, general and administrative	89,282	95,843	-6.8%
Amortization expense	3,157	3,157	0.0%

Total costs and expenses	540,365	574,942	-6.0%

Operating income	54,972	56,212	-2.2%

Other expenses and income:
Interest expense	6,047	12,820	-52.8%
Interest income	(57)	(143)	-60.1%
Other income, net	(1,214)	(1,205)	0.7%

Total other expenses, net	4,776	11,472	-58.4%

Earnings before income taxes	50,196	44,740	12.2%
Income tax expense	15,923	19,947	-20.2%

Net earnings	$34,273	$24,793	38.2%

Net earnings per common share, diluted	$0.76	$0.47	61.7%

Weighted average common shares, diluted	44,842	52,368	-14.4%

Supplementary Data
Amortization	3,157	3,157
Depreciation	12,064	12,370
Capital Expenditures	3,593	10,231

More tables to follow . . .

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VCI 4Q11 Earnings Page 11

VALASSIS COMMUNICATIONS, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

Unaudited

	Year Ended December 31,		% Change
	2011	2010
Revenues	$2,235,959	$2,333,512	-4.2%

Costs and expenses:
Cost of sales	1,670,271	1,724,606	-3.2%
Selling, general and administrative	329,060	371,264	-11.4%
Amortization expense	12,624	12,624	0.0%

Total costs and expenses	2,011,955	2,108,494	-4.6%
Gain from litigation settlement, net	—	490,085	-100.0%

Operating Income	224,004	715,103	-68.7%

Other expenses and income:
Interest expense	35,696	64,904	-45.0%
Interest income	(372)	(653)	-43.0%
Loss on extinguishment of debt	16,318	23,873	-31.6%
Other income, net	(7,382)	(5,676)	30.1%

Total other expenses, net	44,260	82,448	-46.3%

Earnings before income taxes	179,744	632,655	-71.6%
Income tax expense	66,314	247,250	-73.2%

Net earnings	$113,430	$385,405	-70.6%

Net earnings per common share, diluted	$2.33	$7.42	-68.7%

Weighted average common shares, diluted	48,777	51,957	-6.1%

Supplementary Data
Amortization	12,624	12,624
Depreciation	48,084	48,822
Capital Expenditures	21,720	26,678

###

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